Exhibit 99.1

Investor Contact:
David Ramsay
Halozyme Therapeutics
858-704-8260
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

Halozyme Reports Second Quarter 2013 Financial Results

SAN DIEGO, August 7, 2013 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter and six months ended June 30, 2013. Financial highlights for the second quarter include revenues of $14.5 million and a net loss of $22.9 million or $0.20 per share. This compares to revenues of $7.8 million and a net loss of $14.0 million or $0.13 per share for the second quarter of 2012.

“Significant regulatory milestones were achieved with Baxter's HyQvia and Roche's Herceptin last quarter. Working with our partners, we look forward to bringing these life-changing treatments to patients and medical communities across Europe,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “We also announced clinical advancement of our proprietary programs in pancreatic cancer, diabetes and dermatology, further accelerating our key value drivers enabled by our technology platform.”

Second Quarter and Recent Business Updates

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EU Regulatory Progress for Herceptin SC and HyQvia: The European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) granted a positive opinion to Roche for the use of a subcutaneous formulation of Herceptin (trastuzumab) as treatment for patients with HER2-positive breast cancer. In addition, the European Commission granted Baxter marketing authorization in all European Union member states for the use of HyQvia as replacement therapy for adult patients with primary and secondary immunodeficiencies. Baxter launched HyQvia into the first EU country in July and plans to introduce the product into additional EU countries over the coming quarters. The first commercial sale of HyQvia in Europe triggered a $4 million milestone payment to Halozyme.

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Positive Clinical Results and New Study Underway for PEGPH20 in Pancreatic Cancer: Study investigators presented Phase 1b clinical trial results in 28 patients evaluating PEGPH20 as a first-line therapy for patients with stage IV metastatic pancreatic cancer at the American Society of Clinical Oncology (ASCO) 2013 Annual Meeting. Results showed a 42% response rate for those treated at therapeutic doses of PEGPH20 with gemcitabine, and proof of mechanism for a companion diagnostic with this novel agent. Based upon encouraging Phase 1b results, a Phase 2 multicenter, randomized clinical trial evaluating PEGPH20 for the treatment of stage IV pancreatic cancer began in April. Approximately 124 patients are expected to participate in the study and receive gemcitabine and nab-paclitaxel either with or without PEGPH20. The primary endpoint is progression free survival over 12 months with secondary endpoints of overall survival and progression free survival by target status using an internally developed companion diagnostic.

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Clinical Progress for Hylenex Insulin Pump Phase 4 Program in Type 1 Diabetes: The enrollment target of 400 patients has been met with over 440 patients now projected at full enrollment in the CONSISTENT 1 clinical trial, a Phase 4 study designed to evaluate the treatment effect of Hylenex in adults with type 1 diabetes taking rapid analog insulin delivered by pumps. The primary endpoints include metabolic and safety outcomes, including detailed immunogenicity analysis. Results from a smaller Phase 4 clinical pharmacology study in people with type 1 diabetes were presented in June 2013 at the 73rd Scientific Sessions of the American Diabetes Association. Data from the study indicate that Hylenex administered once at the time of each infusion set change provided a consistent, and more rapid insulin absorption and action profile throughout three days of continuous use compared to analog insulin. The data further indicate that this profile improved glucose response to meal challenges and allowed twice as many subjects to consistently reach clinical targets for post prandial glucose control.

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Completion of Dosing and Presentation of Encouraging Interim Results for HTI-501: Interim results from a Phase 1/2 clinical trial evaluating HTI-501 for use in aesthetic dermatology were available for the primary 28 day observation endpoint in 12 of the planned 34 evaluable patients. Results indicate pharmacologic activity at the primary 28 day observation endpoint. This trial is being conducted outside the U.S. in healthy adult females with cellulite, known medically as edematous fibrosclerotic panniculopathy. The interim results were presented at the 9th Annual World Congress of Cosmetic Dermatology. The study is now fully enrolled and the last patient was dosed in July.

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ViroPharma discontinued a Phase 2 study of subcutaneous Cinryze (C1 Esterase Inhibitor [Human]) with recombinant human hyaluronidase (rHuPH20) following discussions with the FDA as a precaution related to the emergence of an unexpected incidence and titer of non-neutralizing anti-rHuPH20 antibodies in a number of patients with the formulation being used in this study. These antibodies have not been associated with any adverse clinical effects.

Second Quarter and Six Months 2013 Financial Highlights

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Revenues for the second quarter of 2013 were $14.5 million, compared to $7.8 million for the second quarter of 2012. Revenues in the second quarter of 2013 included $8.7 million in revenue from research and development reimbursements from partners primarily related to manufacturing activities to support launches by our partners. Revenues for the six months were $26.3 million compared to $15.2 million in the year ago period.

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Research and development expenses for the second quarter of 2013 were $28.0 million, compared with $16.1 million for the second quarter of 2012. This is primarily due to an increase in manufacturing activities to support partner launches and an increase in clinical trial activities.

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Selling, general and administrative expenses for the second quarter of 2013 were $7.3 million, compared to $5.6 million for the second quarter of 2012. The increase was mainly due to an increase in commercial activities.

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The net loss for the second quarter of 2013 was $22.9 million, or $0.20 per share, compared with a net loss for the second quarter of 2012 of $14.0 million, or $0.13 per share. The net loss for the six months to date totaled $42.2 million or $0.38 per share compared to a net loss of $29.1 million or $0.27 per share for the first six months of 2012.

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Cash, cash equivalents and marketable securities were $76.0 million at June 30, 2013, compared with $87.4 million at March 31, 2013 and $99.5 million at December 31, 2012. Net cash used in the second quarter of 2013 was approximately $11.4 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call today, August 7, 2013 at 4:30 p.m. ET/1:30 p.m. PT. During the call, management will discuss the financial results for the second quarter of 2013 and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 418819.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning potential product launches and near-term revenue opportunities, the Company's future expectations and plans for the development and commercialization of product candidates and the potential benefits and attributes of such product candidates) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Product sales, net	$3,099,853	$524,942	$4,608,447	$712,353
Revenues under collaborative agreements	11,353,957	7,232,233	21,678,903	14,485,001
Total revenues	14,453,810	7,757,175	26,287,350	15,197,354

OPERATING EXPENSES:
Cost of product sales	1,283,949	143,120	2,022,920	213,881
Research and development	27,990,755	16,081,729	50,025,192	31,972,838
Selling, general and administrative	7,299,754	5,580,424	14,855,659	12,199,131
Total operating expenses	36,574,458	21,805,273	66,903,771	44,385,850

OPERATING LOSS	(22,120,648)	(14,048,098)	(40,616,421)	(29,188,496)

Investment and other income	58,132	26,979	113,120	48,196
Interest expense	(848,995)	—	(1,696,579)	—
NET LOSS	$(22,911,511)	$(14,021,119)	$(42,199,880)	$(29,140,300)

Basic and diluted net loss per share	$(0.20)	$(0.13)	$(0.38)	$(0.27)

Shares used in computing basic and diluted net loss per share	112,486,211	112,063,665	112,451,693	109,826,589

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,927,551	$99,501,264
Marketable securities, available-for-sale	48,082,636	—
Accounts receivable, net	10,831,828	15,703,087
Inventories	2,466,999	2,670,696
Prepaid expenses and other assets	11,111,833	12,752,888
Total current assets	100,420,847	130,627,935
Property and equipment, net	4,576,506	3,700,462
Prepaid expenses and other assets	1,889,985	—
Restricted cash	500,000	400,000
Total Assets	$107,387,338	$134,728,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,480,982	$2,271,689
Accrued expenses	15,289,431	7,783,447
Deferred revenue, current portion	6,419,681	8,891,017
Current portion of long-term debt, net	3,643,156	—
Total current liabilities	32,833,250	18,946,153

Deferred revenue, net of current portion	33,681,996	34,954,966
Long-term debt, net	26,075,507	29,661,680
Lease financing obligation	2,100,000	1,450,000
Deferred rent, net of current portion	874,208	861,879
Other long-term liability	678,700	—

Stockholders’ equity:
Common stock	113,286	112,709
Additional paid-in capital	351,843,228	347,314,658
Accumulated other comprehensive loss	(39,309)	—
Accumulated deficit	(340,773,528)	(298,573,648)
Total stockholders’ equity	11,143,677	48,853,719
Total Liabilities and Stockholders’ Equity	$107,387,338	$134,728,397

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